EAGLE SERIES TRUST
EAGLE LARGE CAP CORE FUND

SUPPLEMENT DATED OCTOBER 14, 2011
TO THE PROSPECTUS DATED MARCH 1, 2011, AS SUPPLEMENTED ON
JUNE 30, 2011

*** Important Notice Regarding Fund Reorganization ***

Reorganization.  On August 16, 2011, the Board of Trustees (the “Board”) of Eagle Series Trust (the “Trust”) approved a reorganization (the “Reorganization”) of the Eagle Large Cap Core Fund (the “Fund”), a series of the Trust, into the Eagle Growth & Income Fund (the “Acquiring Fund”).  Eagle Asset Management, Inc. (“Eagle”), the adviser to the Fund, recommended the Reorganization to the Board because of the limited viability of the Fund in light of its current asset size and narrow prospects for future asset growth.  In order to accomplish the Reorganization, the Board approved an Agreement and Plan of Reorganization and Termination (the “Plan”).  The Reorganization does not require approval by shareholders of the Fund and is expected to take place at the close of business on or about January 20, 2012.

The Plan provides for (1) the transfer of the Fund’s assets and stated liabilities to the Acquiring Fund in exchange solely for shares of the Acquiring Fund that correspond to each class of shares of the Fund; and (2) the Fund to distribute the shares of the Acquiring Fund received by the Fund to its shareholders in complete liquidation of the Fund and in cancellation of all of the Fund’s shares of beneficial interest.  Shareholders of the Fund will receive the number of full and fractional shares of each class of the Acquiring Fund equal in value to the full and fractional shares of the corresponding class of the Fund held by the shareholders prior to the Reorganization.  The Reorganization is intended to qualify as a tax-free transaction for federal income tax purposes.

You do not need to take any action for the Reorganization to take effect.  The Fund will mail to you an Information Statement in order to provide you with additional information regarding the Reorganization.  This Information Statement also will be available on the website of the U.S. Securities and Exchange Commission at www.sec.gov.

Suspension of Purchases.  As a result of the Reorganization, effective December 16, 2011, the Fund will no longer accept purchases or exchanges into the Fund.

Please feel free to contact Eagle at 1-800-421-4184 with any questions you may have regarding the Reorganization.

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INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH
THE PROSPECTUS FOR FUTURE REFERENCE